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                                                                     Exhibit 11A



                         PacifiCare Health Systems, Inc.

             Computation of Net Income per Share of Common Stock -
                                     Primary

           (Dollars and shares in thousands, except per share amounts)

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

                                                         Three months ended           Six months ended
                                                              March 31,                   March 31,
                                                       ----------------------------------------------------
                                                         1996          1995          1996          1995
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
Shares outstanding at the beginning of the
   period                                                30,987        27,594        30,883        27,528

Weighted average number of shares issued
   during the period in connection with a
   public offering, compensation awarded
   in stock and exercise of stock options                    48           359            96           220

Dilutive shares issuable, net of shares
   assumed to have been purchased (at the
   average market price) for treasury with
   assumed proceeds from the contingent
   exercise of stock options and registered
   equity purchase contracts                                723           648           656           666
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Total shares - primary                                   31,758        28,601        31,635        28,414
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Net income                                             $ 31,869      $ 27,359      $ 59,848      $ 47,416

Primary earnings per share                             $   1.01      $   0.96      $   1.89      $   1.67
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